EXHIBIT 99.1

Macromedia Comments on Fourth Quarter Fiscal 2005

SAN FRANCISCO—(BUSINESS WIRE)—April 18, 2005—Macromedia, Inc. (Nasdaq:MACR - News) today announced that it expects net revenues for the quarter ended March 31, 2005 to exceed the $108 to $113 million guidance provided on January 19, 2005. The Company expects to announce its final fourth-quarter and full year fiscal 2005 financial results after the close of market on May 3, 2005 as previously announced.

ABOUT MACROMEDIA

Experience matters. Macromedia is motivated by the belief that great experiences build great businesses. Our software empowers millions of business users, developers, and designers to create and deliver effective, compelling, and memorable experiences — on the Internet, on fixed media, on wireless, and on digital devices.

Copyright 2005 Macromedia, Inc. All rights reserved. Macromedia and the Macromedia logo are trademarks or registered trademarks of Macromedia, Inc., which may be registered in the United States and internationally. Other product or service names mentioned herein are the trademarks of their respective owners.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements relating to our revenues. Actual results may differ materially from those contained in this press release. For example, the final net revenues for the fourth quarter of fiscal year 2005 may differ from the preliminary outlook discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of the company’s consolidated financial statements.